Exhibit 4.15

SHARE PURCHASE AGREEMENT

by and between

NORDIC AMERICAN TANKERS LIMITED

and

BURMA SHIPPING & INVESTMENT AS

Dated as of December 15, 2012

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(continued)

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(continued)

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(continued)

		Page

13.7	NO THIRD PARTY BENEFICIARY	28

13.8	GOVERNING LAW	28

13.9	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	28

13.10	WAIVER OF JURY TRIAL	28

13.11	SEVERABILITY	28

13.12	COUNTERPARTS	29

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EXHIBITS

Exhibit A	Form of Lock Up Agreement

SCHEDULES

A	Capital Stock of Scandic American Shipping Ltd.
5.11(a)	Contracts
5.14	Employees; Independent Contractors
5.15(a)	Employee Matters
5.16	Insurance
5.17	Compliance with Laws
5.22	Bank Accounts
7.1	Conduct of Business of Scandic

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SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated as of December 15, 2012 (this “Agreement”), by and between Nordic American Tankers Limited, a company organized under the laws of the Islands of Bermuda (“Buyer”) and Burma Shipping & Investment AS, a company organized under the laws of the Kingdom of Norway (“Seller”).

RECITALS

WHEREAS, Seller is the record and beneficial owner of all of the outstanding shares of Capital Stock of Scandic American Shipping Ltd., a company organized under the laws of the Islands of Bermuda (“Scandic”);

WHEREAS, Scandic provides management services, including, among others, commercial management, supervision of technical management, administrative, accounting and financial reporting services, financing and insurance services (collectively, the “Management Services”) to Buyer pursuant to the certain Management Agreement, dated June 30, 2004, as amended (the “Management Agreement”); and

WHEREAS, Buyer wishes to purchase from Seller and Seller wishes to sell to Buyer 1,200,000 common shares of Scandic (the “Purchased Shares”), constituting all of the issued and outstanding Capital Stock of Scandic, in exchange for 1,910,112 newly-issued common shares of Buyer, based on a price of $8.90 per share (the “Buyer Shares”), and cash in the amount of $8,000,000 (the “Buyer Cash Consideration,” and together with the Buyer Shares, the “Buyer Consideration”) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following capitalized terms shall have the following meanings for all purposes of this Agreement:

“Action” means any action, dispute, claim, suit, proceeding, arbitration, mediation, investigation or inquiry.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Capital Stock” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, limited liability company interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“Consent” means with respect to any Contract to which Scandic is a party, that Scandic shall have obtained, in accordance with the terms of the applicable Contract and applicable Law, the consent of the applicable counterparty or counterparties to the transfer of ownership of Scandic as a result of the consummation of the transfer to Buyer of the Purchased Shares contemplated by this Agreement, and that such Contract will be in full force and effect between Scandic and such counterparty or counterparties (and will not have been breached) after giving effect to the Closing.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, promise, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

“Disclosure Schedule” means the disclosure schedules, dated as of the date hereof, accompanying this Agreement.

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and (b) general principles of equity.

“Environmental Law” means any Law, Order or any Contract with any Governmental Authority, relating to (a) the environment, (b) the protection of human health and safety, or (c) the regulation or remediation of Hazardous Substances.

“Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means: (a) any federal, state, local, foreign, provincial, territorial, supranational or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Hazardous Substance” means: (a) any pollutant, contaminant, waste or chemical; (b) any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material; or (c) any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons.

“Indebtedness” means: (a) any indebtedness or other obligation of Scandic for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (b) any Liabilities of Scandic with respect to interest rate or currency swaps and similar hedging obligations, (c) any Liabilities of Scandic for the deferred purchased price of property or other assets, (d) any Liabilities of any of Scandic which are required to be classified and accounted for under GAAP as capital leases, (e) any Liabilities of Scandic under any performance bond or letter of credit or any bank overdrafts and similar charges, (f) any accrued interest, premiums, penalties and other obligations related to any of foregoing, and (g) any indebtedness referred to above of any Person that is either guaranteed by, or secured by any Lien upon any property or asset owned by, Scandic.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered, unregistered or applied for: (a) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names; (c) copyrights, mask works and designs; (d) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (e) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; (f) domain names, Internet addresses and other computer identifiers; and (g) all goodwill related to any of the foregoing.

“Knowledge” means, (a) when used in reference to Scandic or Seller, the actual knowledge of any executive officer or director of Scandic or Seller; [and (b) when used in reference to Buyer, the actual knowledge of any executive officer of Buyer (but not the Chief Executive Officer of Buyer)].

“Labor Laws” means any Laws relating to employment, employment standards, employment of minors, employment discrimination, health and safety, labor relations, withholding, wages, hours, workplace safety and insurance or pay equity.

“Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority.

“Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including costs of investigation and defense and attorney’s fees, costs and expenses), in each case, whether direct or indirect and whether accrued or contingent.

“License” means any license, permit, certificate, franchise, approval, consent, registration or similar authorization of any Governmental Authority.

“Lien” means any lien, mortgage, deed of trust, deed to secure debt, pledge, charge, security interest, easement, restriction, covenant, condition, title default, encroachment or other survey defect, option or other encumbrance.

“Losses” means any Liability (including incidental and consequential damages), or diminution of value, whether or not involving a third party claim.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or together with any one or more changes, effects, events, occurrences, states of fact or developments, has had or would be reasonably expected to have a material adverse effect on the assets, properties, business, results of operations or condition (financial or otherwise) of Scandic or of Buyer, as the case may be, taken as a whole; provided that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to: (a) conditions affecting the world economy as a whole; (b) an earthquake or other natural disaster; (c) the commencement, continuation or escalation of a war, civil unrest, material armed hostilities or other material international or national calamity or act of terrorism; (d) changes in the market price of the Buyer Shares; (e) changes in U.S. generally accepted accounting principles; (f) changes in Laws or Taxes applicable to Scandic; which, in the case of any of the foregoing clauses (a) through (c), (e) and (f) does not disproportionately affect Scandic or Buyer, as the case may be, relative to other companies in the industries in which they operate.

“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Organizational Document” means, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement, trust deed or trust agreement or other constituent or organizational documents of such Person.

“Permitted Liens” means: (a) Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established on the Financial Statements; (b) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith and for which appropriate reserves have been established on the Financial Statements; and (c) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness; (ii) do not render title to the property encumbered and thereby unmarketable, and (iii) do not, individually or in the aggregate, have a Material Adverse Effect on the value or use of such property for its current and anticipated purposes.

“Person” means any natural person, business, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other Subsidiary of such specified Person) (a) owns, directly or indirectly, more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors.

“Tax” means (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto); and (b) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability, in respect of any items described in clause (a) above.

“Tax Return” means any report, return, declaration, claim for refund, election, disclosure, estimate, information report or return or statement required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Transaction Documents” means this Agreement and the Lock Up Agreement.

“Transaction Expenses” means any fees, costs and expenses incurred by Seller in connection with the Contemplated Transactions (whether incurred prior to or after the date hereof), including: (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, or related costs and expenses; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (c) any fees, costs and expenses or payments by Seller related to any bonus, change-of-control payment, equity compensation or other compensatory payments made to any employee of Scandic in connection with the Contemplated Transactions; and (d) any other fees, costs and expenses or payments resulting from the change of control of Scandic or otherwise payable in connection with receipt of any consent or approval in connection with the Contemplated Transactions.

1.2 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean U.S. dollars;

(d) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(e) references herein to any gender shall include each other gender;

(f) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(g) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(h) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(i) references herein to any Contract shall mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any Schedule hereto, all such amendments, supplements or modifications must also be listed on such Schedule;

(j) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; and

(k) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

ARTICLE II

DELIVERY OF PURCHASED SHARES AND BUYER CONSIDERATION

2.1 Purchase of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, as set forth below, Seller shall assign, transfer and convey to Buyer, free and clear of any Liens, the Purchased Shares in exchange for the Buyer Consideration.

ARTICLE III

THE CLOSING

3.1 Closing; Closing Date. The closing of the sale of the Purchased Shares and the delivery of the Buyer Consideration contemplated by this Agreement (the “Closing”) shall take place at the offices of Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004, at 9:00 a.m. local time, on the second Business Day after the date that all of the conditions to the Closing set forth in ARTICLE IX and ARTICLE X (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions on the Closing Date) shall have been satisfied or waived by the party entitled to waive the same, or at such other time, place and date that Seller and Buyer may agree in writing, but in any case, no earlier than January 2, 2013. The date upon which the Closing occurs is referred to as the “Closing Date.”

3.2 Transactions to Be Effected at Closing. At the Closing, the following transactions shall be effected by the parties:

(a) Seller shall deliver to Buyer:

(i) Stock certificates representing all of the Purchased Shares accompanied by stock powers duly executed by Seller and all such other documents as may be reasonably requested by Buyer to vest in Buyer good and marketable title to the Purchased Shares free and clear of all Liens. Seller shall cause Scandic to record the transfer of the Purchased Shares on its share register, and shall issue to Buyer one or more stock certificates, as requested by Buyer, representing the Purchased Shares registered in the name of Buyer;

(ii) The stock books, stock ledgers, minute books, corporate seals and Organizational Documents of Scandic;

(iii) A Lock Up Agreement in the form of Exhibit A hereto (the “Lock Up Agreement”) executed by Seller relating to the Buyer Shares;

(iv) resignations effective as of the Closing Date of such officers and directors of Scandic, if any, as Buyer shall designate;

(v) each of the documents, certificates and items required to be delivered by Seller pursuant to ARTICLE IX; and

(vi) such other documents as are reasonably requested by Buyer.

(b) Buyer shall deliver to Seller:

(i) The aggregate amount of $8,000,000 in accordance with wire transfer instructions to be provided by Seller to Buyer.

(ii) Stock certificates representing the 1,910,112 Buyer Shares registered in the name of Seller or as Seller may direct (or, if permissible, a book entry issuance of Buyer Shares to an account designated by Seller);

(iii) each of the documents, certificates and items required to be delivered by Buyer pursuant to ARTICLE X.

3.3 Exemption from Registration; Legends. The Buyer Shares to be issued hereunder will be issued in transactions exempt from registration under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the

Securities Act or pursuant to an exemption therefrom. The certificates issued with respect to the Buyer Shares shall include the legend set forth below and such other such legends as may be reasonably necessary to comply with U.S. federal securities laws and “blue sky” laws. Seller understands that the Buyer Shares are characterized as “restricted securities” under U.S. federal and state securities Laws as they are being acquired from Buyer in a transaction not involving a public offering and that, pursuant to these Laws and applicable regulations, such shares may be resold without registration under the Securities Act only if Buyer has received an opinion of counsel or other evidence reasonably satisfactory to Buyer and its counsel that such registration is not required. In the absence of an effective registration statement covering the Buyer Shares to be issued hereunder or an available exemption from registration under the Securities Act, such Buyer Shares must be held indefinitely. In this connection, Seller represents that it is familiar with the resale limitations imposed by the Securities Act. All certificates or book entries, as the case may be, representing Buyer Shares to be issued pursuant hereto shall bear a legend to the effect that:

“THE SHARES REPRESENTED BY THIS CERTIFICATE/BOOK ENTRY ARE SUBJECT TO THE LOCK UP AGREEMENT AMONG NORDIC AMERICAN TANKERS LIMITED AND THE HOLDER, DATED AS OF             , 2013. THE LOCK UP AGREEMENT CONTAINS, AMONG OTHER THINGS, CERTAIN PROVISIONS RELATING TO THE TRANSFER OF THE SHARES REPRESENTED HEREBY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE/BOOK ENTRY, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE LOCK UP AGREEMENT.

THE SHARES REPRESENTED BY THIS CERTIFICATE/BOOK ENTRY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO ANY AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE HOLDER TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO NORDIC AMERICAN TANKERS LIMITED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

4.1 Due Organization. Seller has been duly organized and validly exists as a company in good standing under the laws of the Kingdom of Norway. Seller has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. Seller is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which it is required to be so licensed or qualified, except where the failure to be so licenses or qualified would not reasonably be expected to have or result in a Material Adverse Effect.

4.2 Due Authorization. Seller has all requisite power and authority to execute and deliver each Transaction Document to which Seller is or will be a party and to consummate the Contemplated Transactions. The execution and delivery by Seller of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by the Seller, and no other proceeding, consent or authorization on the part of Seller is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions. Each Transaction Document to which Seller is or will be a party has been or will be duly and validly executed and delivered by Seller and constitutes, or will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to the Enforceability Exceptions.

4.3 No Conflict. The execution and delivery by Seller of each Transaction Document to which Seller is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required or result in the termination of or give any Person the right to terminate, any Contract to which Seller is a party or by which any of Seller’s assets are bound;

(b) assuming compliance with the matters addressed in Section 4.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under any applicable Law or Order binding upon or applicable to Seller;

(c) violate or conflict with the Organizational Documents of Seller; or

(d) result in the creation or imposition of any Lien, with or without notice or lapse of time or both, on any assets of Seller, except where such Lien would not reasonably be expected to have or result in a Material Adverse Effect.

4.4 No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement, no notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required by Seller with respect to Seller’s execution or delivery of any Transaction Document to which Seller is or will be a party or the consummation of the Contemplated Transactions.

4.5 Litigation. There are no pending or, to the Knowledge of Seller, threatened Actions before or by any Governmental Authority against Seller that would reasonably be expected to adversely affect or restrict the ability of Seller to enter into and perform Seller’s obligations under any Transaction Document to which Seller is or will be a party. Seller is not subject to any outstanding Order that prohibits or otherwise restricts the ability of Seller to consummate fully the Contemplated Transactions.

4.6 Title to the Purchased Shares. Seller is the sole record and beneficial owner of, and has good and valid title to, the Purchased Shares set forth on Schedule A free and clear of all Liens except Buyer’s rights hereunder. Upon delivery by Seller of the Purchased Shares to Buyer on the Closing Date, Buyer will acquire all of the Purchased Shares free and clear of any Liens.

4.7 Investment Purpose.

(a) Seller is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.

(b) Seller is acquiring the Buyer Shares to be issued to Seller hereunder for Seller’s own account, for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such shares except as contemplated herein. Seller agrees that such shares may not be re-offered or re-sold or otherwise disposed of without registration under the Securities Act and other applicable Laws or pursuant to an exemption therefrom.

(c) Seller is able to bear the economic risk of holding the Buyer Shares to be issued to Seller hereunder for an indefinite period, has a preexisting business relationship with Buyer and its officers and directors, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of an investment in such shares and the capacity to protect its own interests in connection with the Contemplated Transactions.

(d) The offer and sale of the Buyer Shares to be issued to Seller hereunder was directly communicated to Seller by Buyer. At no time was Seller presented with or solicited by any leaflet, advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any other form of general advertising, or solicited or invited to attend a promotion meeting or any seminar or meeting by any general solicitation or general advertising.

(e) Seller has had the opportunity to review information regarding Buyer, its business, operations, financial condition and the terms and conditions of the Buyer Shares, and has considered all factors Seller deems material in deciding on the advisability of investing in the Buyer Shares. The offer to sell the Buyer Shares to Seller was communicated to Seller by Buyer in such manner that Seller was able to ask questions of and received answers from Buyer or a person acting on Buyer’s behalf concerning the terms and conditions of this transaction as well as to obtain any information requested by Seller. Any questions raised by Seller or its representatives concerning the Contemplated Transactions have been answered to the satisfaction of Seller and its representatives.

4.8 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finder’s fee or other commission in connection with the Contemplated Transactions based upon arrangements made by Seller or any of its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES AS TO SCANDIC

Seller represents and warrants to Buyer as follows:

5.1 Due Organization. Scandic has been duly organized and is validly existing as a company in good standing under the laws of the Islands of Bermuda. Scandic has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. Scandic is duly licensed or qualified and in good standing in all jurisdictions in which it is required to be so licensed or qualified except where the failure to be so licensed or qualified would not reasonably be expected to have or result in a Material Adverse Effect. Seller has supplied Buyer with a true, correct and complete copy of the Organizational Documents of Scandic as in effect on the date hereof.

5.2 No Conflict. The Contemplated Transactions do not and will not:

(a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required or result in the termination of or give any Person the right to terminate, any Contract to which Scandic is a party or by which Scandic’s assets are bound;

(b) assuming compliance with the matters addressed in Section 5.3, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under any applicable Law or Order binding upon or applicable to Scandic;

(c) violate or conflict with the Organizational Documents of Scandic; or

(d) result in the creation or imposition of any Lien, with or without notice or lapse of time or both, on any assets of Scandic, except where such Lien would not reasonably be expected to have or result in a Material Adverse Effect.

5.3 No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement, no notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required by Scandic with respect to the consummation of the Contemplated Transactions or, with respect to any Person other than a Governmental Authority, where the failure to give such notice, receive such consent, approval or authorization or make such designation, declaration or filing would not reasonably be expected to have or result in a Material Adverse Effect.

5.4 Litigation. There are no pending or, to the Knowledge of Seller, threatened Actions before or by any Governmental Authority or by any other Person against Scandic. Scandic is not subject to any outstanding Order that prohibits or otherwise restricts the ability of Scandic to consummate the Contemplated Transactions or conduct its business as currently conducted.

5.5 Capitalization. (a) As of the date hereof, other than the Purchased Shares held by Seller, there are no other outstanding (i) equity interests or other securities of Scandic; (ii) securities of Scandic convertible into or exchangeable or exercisable for equity interests or other securities of Scandic; or (iii) preemptive rights, stock appreciation, phantom stock or profit participation rights with respect to, or other rights to acquire from Scandic or other obligations of Scandic to issue, any equity interests or other securities or securities convertible into or exchangeable for equity interests or other securities or Capital Stock of Scandic.

(b) There are no Contracts to which Scandic is a party or by which it is bound to (a) repurchase, redeem or otherwise acquire any equity interests or other securities of, or voting interest in, Scandic, or (b) vote or dispose of any equity interests or other securities of Scandic.

5.6 No Subsidiaries. Scandic does not have any Subsidiaries.

5.7 Financial Statements. Seller has delivered to Buyer true, correct and complete copies of each of (a) the unaudited statements of financial condition of Scandic (the “Latest Balance Sheet”) as of September 30, 2012 and the related statements of operations or income, changes in shareholder’s equity and cash flows, for the nine month period then ended (together with the Latest Balance Sheet, the “Interim Financial Statements”), and (b) the audited statements of financial condition of Scandic for the fiscal years ended December 31, 2011 and December 31, 2010 (the “Audited Balance Sheets”) and statements of operations or income, changes in shareholder’s equity and cash flows for the years then ended (together with the Audited Balance Sheets, the “Audited Financial Statements”). The Audited Financial Statements and the Interim Financial Statements, collectively, are hereinafter referred to as the “Financial Statements.” The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the financial condition and results of operations of Scandic as of the times and for the periods referred to therein, subject in the case of the Interim Financial Statements to (i) the absence of footnote disclosures, and (ii) changes resulting from normal immaterial year-end adjustments. Scandic does not maintain any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K under the Exchange Act.

5.8 No Undisclosed Liabilities. There are no Liabilities of or with respect to Scandic other than (a) Liabilities disclosed on Schedule 7.1, (b) Liabilities disclosed in the Financial Statements, (c) Liabilities for performance under Material Contracts listed on Schedule 5.11(a) (excluding any Liability for breach) or (d) Liabilities incurred in the ordinary course of business consistent with past practice, since the date of the latest Audited Balance Sheet, that individually or in the aggregate, are not, and would not reasonably be expected to be, material to Scandic.

5.9 Absence of Certain Developments. Since the date of the latest Audited Balance Sheet through the date hereof, (a) Scandic has, in all material respects, conducted its businesses and operated its properties in the ordinary course of business consistent with past practice, and (b) Scandic has not taken any action which, if taken after the date hereof, would require the consent of Buyer pursuant to Section 7.1. Since the date of the latest Audited Balance Sheet, there has not been any Material Adverse Effect and to the Knowledge of Seller no circumstances have arisen, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Scandic.

5.10 Taxes.

(a) All income and other Tax Returns required to be filed by or with respect to Scandic have been properly prepared and timely filed. All such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects.

(b) Scandic has fully and timely paid all Taxes owed or payable by it (whether or not shown on any Tax Return).

(c) No audit or other Action by any Governmental Authority is pending or, to the Knowledge of Seller, threatened with respect to any Taxes due from or with respect to Scandic or the income or assets thereof. No Governmental Authority has given written notice of any intention to assert any deficiency or claim for additional Taxes with respect to Scandic.

(d) Scandic has withheld from its employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws. Scandic has complied in all material respects with all Tax information reporting provisions of all applicable Laws.

5.11 Contracts.

(a) Schedule 5.11(a) contains a true, correct and complete list of all Material Contracts as of the date hereof. “Material Contracts” means any Contract to which any Global Company or any Fund is a party and which falls within any of the following categories:

(i) any Contract for the provision of Management Services, other than the Management Agreement;

(ii) any Contract relating to Indebtedness of Scandic;

(iii) any Contract relating to the title to, or ownership, lease, use, sale, exchange or transfer of, any leasehold or other interest in any real or material personal property;

(iv) any equity incentive plan, restricted stock award agreements with employees, officers or directors of Scandic, or any Contract under which Scandic would incur any change-in-control payment, retention bonus or similar compensation obligations to any Person by reason of the consummation of any of the Contemplated Transactions;

(v) any Contract under which Scandic has advanced or loaned any amount to any Person, other than trade credit in the ordinary course of business consistent with past practice;

(vi) any joint venture, strategic alliance, partnership or limited liability company Contract;

(vii) any employment, consulting, severance, retention, non-competition or confidentiality Contract with any officer or employee of, or consultant to, Scandic;

(viii) any Contract under which Scandic has continuing material indemnification obligations to any Person, other than those entered into in the ordinary course of business consistent with past practice;

(ix) any administrative and other similar Contracts to which Scandic is a party; or

(x) any other Contract (or group of related agreements) the performance of which requires aggregate payments to or from Scandic in excess of $150,000 per year that is not terminable with less than 60 days’ notice, or that is otherwise material to Scandic.

(b) Prior to the date hereof, Buyer has been supplied with a true, correct and complete copy of each written Material Contract.

(c) Each Material Contract is, to the Knowledge of Seller, a valid and binding obligation of Scandic, is in full force and effect and to the Knowledge of Seller is enforceable against Scandic, and against the other parties thereto, subject in each case to the Enforceability Exceptions. Scandic is not in material breach, violation of or default under any Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by Scandic under any Material Contract, or, to the Knowledge of Seller, the other parties thereto.

5.12 Intellectual Property.

(a) All Intellectual Property used in the operation of the business of Scandic (the “Company Intellectual Property”) is either owned by Scandic free and clear of all Liens (the “Owned Intellectual Property”) or is used by Scandic pursuant to a valid license Contract (the “Licensed Intellectual Property”).

(b) To the Knowledge of Seller, the conduct of the businesses of Scandic does not infringe or otherwise violate any Intellectual Property or other proprietary rights of any other Person in any material respect, and there is no Action pending or, to the Knowledge of Seller, threatened alleging any such infringement or violation or challenging Scandic’s rights in or to any Owned Intellectual Property and, to the Knowledge of Seller, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Action.

5.13 Real Estate: Personal Property. Scandic does not own any real property. Schedule 5.11(a) (Material Contracts) identifies all of the real estate leases and subleases to which Scandic is a party on the date hereof (the “Leases”). Scandic owns or leases the material tangible assets and personal property shown to be owned or leased by it on the Latest Balance Sheet, in each case free and clear of all Liens, except for Permitted Liens. The properties and assets owned or leased by Scandic constitute all of the properties and assets that are related to or used in connection with its businesses as currently conducted.

5.14 Employees; Independent Contractors. Schedule 5.14 sets forth a true, correct and complete list setting forth the name, position and total compensation for the twelve (12) month period ending December 31, 2011, for each employee, officer, member of the board of directors or independent contractor of Scandic as of the date hereof. Except for Persons with employment agreements disclosed in Schedule 5.11(a), all employees of Scandic are at-will employees entitled to no severance or other termination payment in the event of termination of their employment by Scandic.

5.15 Employee Matters.

(a) Plans and Documents. Schedule 5.15(a) lists (i) all employee benefit plans and all bonus, stock option, stock purchase, restricted stock, phantom stock or other equity-based compensation, incentive, profit sharing, savings, retirement, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, executive compensation, tax gross up, salary continuation, flexible benefit, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life, employee loan, educational assistance or fringe benefit or other benefit plans, programs or arrangements, and all employment, termination, severance, collective bargaining, change-in-control, retention, deferred compensation, indemnification or other contracts or agreements, (each a “Benefit Plan”), that provides benefits to any current or former employee, officer, director or consultant of Scandic or to which Scandic is a party, or which are maintained, contributed to or sponsored by Scandic (collectively, the “Company Plans”). Each material Company Plan is in writing and Seller has provided to Buyer a complete and accurate copy of each Company Plan (including amendments thereto) and a complete and accurate copy of each material document prepared in connection with each such Company Plan (including amendments thereto).

(b) Acceleration and Vesting. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will cause or result in (either alone or in combination with another event) (i) payment obligation (now or in the future) to any current or former employee, officer, director or consultant of Scandic; or (ii) the acceleration of the timing of payment or vesting in or triggering of any material payment or funding of compensation or benefits under, or a material increase in the amount payable or triggering any other obligation pursuant to, any Company Plan.

5.16 Insurance. Schedule 5.16 contains a true, correct and complete summary of all insurance policies or self-insurance arrangements maintained by Scandic. All such insurance policies and binders are valid, binding and in full force and effect and will continue in full force and effect after the Closing. Scandic has not received any written notice of cancellation or non-renewal of any such policies or binders nor, to the Knowledge of Seller, is the termination of any such policies or binders threatened. There is no material Action pending under any of such policies or binders as to which coverage has been questioned, denied or disputed by the underwriters of such policies or binders.

5.17 Compliance with Laws. Scandic has been and is in material compliance with all Laws and Orders (including all Environmental Laws and Labor Laws) to which it is subject. Except as set forth on Schedule 5.17, Scandic has not received written notice from any Governmental Authority that Scandic is not in compliance in any material respect with any applicable Law or Order (including any applicable Environmental Law or Labor Law).

5.18 Accounting Controls. Scandic maintains internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Such accounting controls have been and are sufficient to provide reasonable assurances that (a) all transactions are executed in accordance with management’s general or specific authorization and are properly reflected in the financial statements under GAAP, and (b) all transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP and to maintain proper accountability for such items.

5.19 Affiliate Transactions. Except for employment arrangements relating to the Chairman and Chief Executive Officer of Scandic who serves as the Chairman and Chief Executive Officer of Buyer and transactions set forth on Schedule 7.1, none of Seller, nor any officer, director, employee or Affiliate of Seller, is a party to or the beneficiary of any Contract or transaction with Scandic or has any interest in any property used by Scandic.

5.20 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finder’s fee or other commission in connection with the Contemplated Transactions based upon arrangements made by Scandic.

5.21 No Unlawful Payments. None of Scandic nor any director, shareholder, member, officer, agent, employee or other Person associated with or acting on behalf thereof, has: (a) used any organizational funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from organizational funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any supplier, customer, investor, licensor, contractor, politician, government employee or other Person.

5.22 Bank Accounts. All of the bank accounts, safe deposit boxes and lock boxes used by Scandic are listed on Schedule 5.22 hereto (designating each authorized signatory). Except the authorized signatories, Scandic has not granted a power of attorney with respect to such bank accounts to any Person that has not been terminated.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

6.1 Due Organization. Buyer has been duly organized and validly exists as a company in good standing under the laws of the Islands of Bermuda. Buyer has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. Buyer is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which it is required to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have or result in a Material Adverse Effect.

6.2 Due Authorization. Buyer has all requisite power and authority to execute and deliver each Transaction Document to which it is or will be a party and to consummate the Contemplated Transactions. The execution and delivery by Buyer of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by Buyer, and no other proceeding, consent or authorization on the part of Buyer is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions. Each Transaction Document to which Buyer is or will be a party, has been or will be duly and validly executed and delivered by Buyer, and constitutes or will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the Enforceability Exceptions.

6.3 No Conflict. The execution and delivery by Buyer of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required or result in the termination of or give any Person the right to terminate, any Contract to which Buyer is a party or by which any of Buyer’s assets are bound;

(b) assuming compliance with the matters addressed in Section 6.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of, conflict or default under any applicable Law or Order binding upon or applicable to Buyer;

(c) violate or conflict with the Organizational Documents of Buyer; or

(d) result in the creation or imposition of any Lien, with or without notice or lapse of time or both, on any assets of Buyer, except where such Lien would not reasonably be expected to have or result in a Material Adverse Effect.

6.4 No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of Seller contained in this Agreement, no notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required by Buyer with respect to Buyer’s execution or delivery of any Transaction Document to which it is or will be a party or the consummation of the Contemplated Transactions.

6.5 Fully Paid Shares. The Buyer Shares to be issued to Seller hereunder will, when issued, be duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights.

6.6 Investment Purpose. Buyer is acquiring the Purchased Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.

6.7 Brokers. No broker, investment banker or other Person is entitled to any brokerage fee, finder’s fee or other commission in connection with the Contemplated Transactions based upon arrangements made by Buyer or any of its Affiliates.

ARTICLE VII

COVENANTS

7.1 Conduct of Business of Scandic. From the date hereof until the Closing, Seller will cause Scandic to conduct its business and operations in the ordinary course of business consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization; (ii) maintain in effect all Licenses; (iii) keep available the services of its officers and key employees; (iv) maintain good relationships with its vendors and others with whom it has a material business relationship; and (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable) in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as disclosed on Schedule 7.1, without Buyer’s prior written consent, Seller shall cause Scandic not to:

(a) amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any equity interests or other securities of Scandic (whether by merger, consolidation or otherwise);

(c) make any dividend or distribution in respect of any equity interests of Scandic, or directly or indirectly repurchase, redeem or otherwise acquire any equity interests or other securities of Scandic or any securities convertible into or exercisable or exchangeable for any ownership interests or other security of Scandic (whether by merger, consolidation or otherwise);

(d) issue, deliver or sell any equity interests or other securities of Scandic (whether by merger, consolidation or otherwise);

(e) incur any capital expenditures in respect thereof, other than any capital expenditures that do not exceed $100,000 individually or $300,000 in the aggregate;

(f) acquire (by merger, consolidation or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business consistent with past practice;

(g) sell, lease or otherwise transfer, or create or incur any Lien on, any assets, securities, properties or interests of any of Scandic, other than in the ordinary course of business consistent with past practice;

(h) acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any Company Intellectual Property, or enter into any Contract, or take any action, with respect to any Company Intellectual Property outside the ordinary course of business consistent with past practice, or do any act or knowingly omit to do any act whereby any material Company Intellectual Property may become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain;

(i) make any loans, advances or capital contributions to, or investments in, any other Person other than advances for travel and other expenses in the ordinary course of business consistent with past practice;

(j) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness, other than the incurrence of trade indebtedness in the ordinary course of business consistent with past practice;

(k) increase compensation of any current officer or employee of, or consultant to, Scandic;

(l) grant or increase any severance, retention, change-of-control or similar payments to any current or former officer or employee of, or consultant to, Scandic;

(m) make any change with respect to its senior administrative, marketing, management and supervisory personnel, or hire or terminate any such Person;

(n) enter into any Contract that limits or otherwise restricts in any material respect Scandic or that would reasonably be expected, after the Closing, to limit or restrict in any material respect Scandic, Buyer or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person;

(o) enter into, amend or modify in any material respect or terminate any Material Contract, other than in the ordinary course of business consistent with past practice, or otherwise waive, release or assign any material rights, claims or benefits thereto of Scandic or terminate, cancel, fail to renew or allow to lapse any policy of insurance covering Scandic;

(p) change any methods of accounting for Scandic, except as required by changes in GAAP as agreed to by its independent public accountants;

(q) settle or initiate (i) any material Action involving or against Scandic, or (ii) any Action that relates to the Contemplated Transactions; or

(r) agree, commit or offer to do any of the foregoing.

7.2 Access to Information. Seller has caused, and from the date hereof until the Closing Date Seller shall cause, Scandic to (a) give Buyer, its counsel, financial advisors, auditors and other representatives reasonable access to the employees, offices, properties, books and records of Scandic; (b) furnish to Buyer, its counsel, financial advisors, auditors and other representatives such information relating to Scandic as has been or may be reasonably requested; and (c) instruct the employees, counsel, accountants and other advisors of Scandic to cooperate with Buyer in its investigation of Scandic.

7.3 Authorizations; Consummation.

(a) Seller shall use its respective reasonable best efforts to obtain the authorizations, Consents, Orders and approvals necessary for the execution and delivery of, and the performance of its obligations pursuant to this Agreement.

7.4 Further Assurances. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with ARTICLE XI, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and of each Transaction Document and the Contemplated Transactions. Each party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the Contemplated Transactions, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Contemplated Transactions.

7.5 Transfer of the Purchased Shares. From the date hereof until the Closing Date, Seller agrees that it shall not sell, lease or otherwise transfer beneficial or record ownership of, or create or incur any Lien on, any of the Purchased Shares without the prior written consent of Buyer.

7.6 Notice of Developments. Promptly upon the occurrence of, or promptly upon a party becoming aware of the occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to such party prior to the date hereof, of any of the representations, warranties or covenants of such party contained in or referred to in this Agreement, such party shall give written notice thereof to the other parties in reasonable detail. From time to time prior to the Closing, each party shall with reasonable frequency provide to the other parties any information which would be necessary to supplement or amend the information contained in the Schedules with respect to any matter hereafter arising, which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described by such party in any Schedule.

TAX MATTERS

8.1 Tax Indemnification, From and after the Closing, Seller shall indemnify Buyer and its Affiliates (collectively, the “Tax Indemnified Buyer Parties” and each individually a “Tax Indemnified Buyer Party”) against and hold them harmless from any and all Losses suffered or incurred arising out of (i) Taxes payable by or with respect to the operations of Scandic for periods or portions thereof ending on or before December 31, 2012, (ii) without duplication, Taxes imposed on a Tax Indemnified Buyer Party as a result of a breach of a representation or warranty set forth in Section 5.10; and (iii) Taxes arising out of any Contemplated Transactions.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyer in writing) of the following conditions as of the Closing Date:

9.1 Representations and Warranties. Each of the representations and warranties of the Seller shall be true and correct as of the date hereof and as of the Closing Date. For purposes of this Section 9.1, the truth and correctness of representations and warranties made hereunder shall be considered without reference to, and excluding the disclosure of, any updated Schedule information delivered pursuant to Section 7.6.

9.2 Covenants and Agreements. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

9.3 Material Adverse Effect. Since the date of the latest Audited Balance Sheet, there shall not have occurred any Material Adverse Effect on or with respect to Scandic.

9.4 Officer’s Certificate. Seller shall have delivered to Buyer a certificate, signed by Seller and dated as of the Closing Date, certifying, representing and warranting as to the matters set forth in Sections 9.1, 9.2 and 9.3.

9.5 Legal Prohibition. No Law shall be in effect and no Order shall have been entered, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the Contemplated Transactions, or declares unlawful the Contemplated Transactions or would cause any of the Contemplated Transactions to be rescinded.

9.6 Necessary Consents. Seller shall have obtained any third party Consents required in order to consummate the Contemplated Transactions.

9.7 Ancillary Agreements. The Lock Up Agreement shall have been executed and delivered by Seller.

9.8 Transaction Expenses. Seller shall have delivered to Buyer evidence reasonably satisfactory to Buyer of the payment by Seller of all Transaction Expenses.

9.9 Legal Opinion. Buyer shall have received an opinion of counsel to Seller in a form mutually agreed upon by Buyer and Seller.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions as of the Closing Date:

10.1 Representations and Warranties. Each of the representations and warranties of the Buyer. For purposes of this Section 10.1, the truth and correctness of representations and warranties made hereunder shall be considered without reference to, and excluding the disclosure of, any updated Schedule information delivered pursuant to Section 7.6.

10.2 Covenants and Agreements. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

10.3 Material Adverse Effect. Since the date hereof, there shall not have occurred any Material Adverse Effect on or with respect to Buyer.

10.4 Officer’s Certificate. Buyer shall have delivered to the Seller a certificate, signed by an executive officer of Buyer and dated as of the Closing Date, certifying, representing and warranting as to the matters set forth in Sections 10.1, 10.2 and 10.3.

10.5 Legal Prohibition. No Law shall be in effect and no Order shall have been entered, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated by this Agreement, or declares unlawful the transactions contemplated by this Agreement or would cause any of the transactions contemplated by this Agreement to be rescinded.

10.6 Legal Opinion. Seller shall have received an opinion or opinions of counsel to Buyer each in a form mutually agreed upon by Buyer and Seller.

10.7 NYSE Listing. The NYSE shall have granted conditional approval to list the Buyer Shares issuable pursuant to this Agreement, subject only to customary listing conditions.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(a) by the mutual written consent of Buyer and Seller;

(b) by Buyer (if it is not in breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 10.1 or 10.2 not to be satisfied), upon written notice to the Seller, if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Seller contained in this Agreement (without reference to, and excluding the disclosure of, any updated Schedule information delivered pursuant to Section 7.6), which violation, breach or inaccuracy would cause any of the conditions set forth in Section 9.1 or 9.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Buyer or cured by Seller within 20 Business Days after receipt by Seller of written notice thereof from Buyer or is not reasonably capable of being cured prior to the Termination Date (defined below);

(c) by Seller (if it is not in breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 9.1 or 9.2 not to be satisfied), upon written notice to Buyer, if there has been a violation, breach or inaccuracy of any representation, warranty, agreement or covenant of Buyer contained in this Agreement (without reference to, and excluding the disclosure of, any updated Schedule information delivered pursuant to Section 7.6), which violation, breach or inaccuracy would cause any of the conditions set forth in Section 10.1 or 10.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Seller or cured by Buyer within 20 Business Days after receipt by Buyer of written notice thereof from Seller or is not reasonably capable of being cured prior to the Termination Date;

(d) by Buyer or Seller, upon written notice to the other, if the transactions contemplated by this Agreement have not been consummated on or before January 31, 2013 (the “Termination Date”); provided that neither party shall be entitled to terminate this Agreement pursuant to this Section 11.1 if such party’s willful breach of this Agreement has prevented or materially delayed the consummation of the transactions contemplated by this Agreement; or

(e) by Buyer or Seller, upon written notice to the other, if a court of competent jurisdiction or any other Governmental Authority shall have issued a final, non-appealable Order preventing or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

11.2 Survival After Termination. If this Agreement is terminated in accordance with Section 11.1, this Agreement shall become void and of no further force and effect; provided, however, that the provisions of this Section 11.2 and ARTICLE XIII (Miscellaneous) shall survive the termination of this Agreement and that nothing herein shall relieve any party from any liability for fraud or any willful material breach of the provisions of this Agreement prior to such termination.

ARTICLE XII

INDEMNIFICATION

12.1 Survival. This Article XII and each Seller representation and warranty contained in this Agreement shall continue in full force and effect and shall survive the Closing.

12.2 Indemnification of Buyer. Subject to the limitations set forth in this ARTICLE XII, Seller shall indemnify and hold harmless, to the fullest extent permitted by Law, the Buyer, its employees, officers, directors, Affiliates (including Scandic after the closing), and representatives and their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Losses based upon, arising out of or incurred as a result of any of the following:

(a) any breach of, or any inaccuracy in (without reference to, and excluding the disclosure of, any updated Schedule information delivered pursuant to Section 7.6), any representation or warranty, as of the date hereof or as of the Closing Date, made by Seller in this Agreement or in the certificate delivered pursuant to Section 9.4; or

(b) (i) any breach or default in performance by Seller any of the covenants or obligations contained in this Agreement; or

(c) any Transaction Expenses that have not been paid in full by Seller at or prior to the Closing.

12.3 Indemnification of Seller. Subject to the limitations set forth in this ARTICLE XII, Buyer shall indemnify and hold harmless, to the fullest extent permitted by Law, Seller and its Affiliates, and their respective successors, heirs, personal representatives, executors and permitted assigns (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses based upon, arising out of or incurred as a result of any of the following:

(a) any breach of, or inaccuracy in (without reference to, and excluding the disclosure of, any updated Schedule information delivered pursuant to Section 7.6), any representation or warranty, as of the date hereof or as of the Closing Date, made by Buyer in this Agreement or in the certificate delivered pursuant to Section 10.4; or

(b) any breach or default in performance by Buyer of any covenant or obligation of Buyer contained in this Agreement; or

(c) any transaction expenses incurred by it that have not been paid in full by Buyer at or prior to the Closing.

12.4 Third Party Claims.

(a) Promptly after the receipt by any Person entitled to indemnification pursuant to this ARTICLE XII (the “Indemnified Party”) of notice of the commencement of any Action involving a third party (such Action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any party or parties obligated to provide indemnification pursuant to this ARTICLE XII (the “Indemnifying Party”), give such Indemnifying Party written notice of such Third Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party; provided that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure to give notice shall actually and materially prejudice any defense or claim available to the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to assume the defense of any Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole expense; provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal Action, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (iii) the Third Party Claim would reasonably be expected to have a material adverse effect on the Indemnified Party’s business or relates to its clients, vendors or other service providers, (iv) the Indemnifying Party has failed or is failing to defend in good faith the Third Party Claim or has failed to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Party Claim and provide indemnification with respect thereto, or (v) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this ARTICLE XII.

(c) If the Indemnifying Party assumes the defense of any Third Party Claim, (i) it shall not settle the Third Party Claim unless (A) the settlement does not entail any admission of liability on the part of any Indemnified Party, and (B) the settlement includes an unconditional release of each Buyer Indemnified Party or Seller Indemnified Party, as applicable, reasonably satisfactory to the Indemnified Party, from all Losses with respect to such Third Party Claim, (ii) it shall indemnify and hold the Indemnified Party harmless from and against any and all Losses caused by or arising out of any settlement or judgment of such claim and may not claim that it does not have an indemnification obligation with respect thereto, and (iii) the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party; provided that the fees, costs and expenses of such counsel shall be at the expense of the Indemnifying Party if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; provided, however, that the Indemnifying Party shall only be responsible for the costs and expenses of a single law firm for all of the Indemnified Parties as a group.

(d) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim. Any consent to be given by the Buyer Indemnified Parties under this Section 12.4 shall be given by Buyer acting on behalf of the Buyer Indemnified Parties and any consent to be given by the Seller Indemnified Parties under this Section 12.4 shall be given by Seller acting on behalf of the Seller Indemnified Parties.

12.5 Effect of Knowledge or Waiver of Condition. The right to indemnification, payment of Losses or other remedies based on any representations, warranties, covenants or agreements set forth in any Transaction Document or in any document delivered with respect hereto or thereto will not be affected by any investigation conducted with respect to, or any knowledge or information acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement (other than disclosures made in the Schedules hereto). The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants or agreements.

ARTICLE XIII

MISCELLANEOUS

13.1 Expenses. Buyer shall pay all of the expenses (including attorneys’ and accountants’ fees, costs and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.

13.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of Buyer and Seller.

13.3 Entire Agreement. The Transaction Documents contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

13.4 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the party for whom it is intended; (b) if delivered by facsimile with receipt confirmed; or (c) if delivered by certified mail, registered mail or courier service, return-receipt received to the party at the address set forth below, to the Persons indicated:

If to Buyer, to:

Nordic American Tankers Limited

LOM Building, 27 Reid Street

Hamilton, HM 11

Bermuda

Attention: Chief Financial Officer

Facsimile: +47 33 42 73 01

with a copy (which shall not constitute notice) to:

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

Attention: Gary J. Wolfe

Facsimile: (212)480-8421

If to Seller, to:

Burma Shipping & Investment AS

Bekkasinveien 12,

3212 Sandefjord

Norway

Attention: Herbjørn Hansson

Facsimile: +47 33 42 73 01

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 13.4.

13.5 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

13.6 Binding Effect; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the other party, and any purported assignment or other transfer without such consent shall be void and unenforceable. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors heirs, personal representatives, executors and permitted assigns.

13.7 No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person not a party or a permitted assignee of a party to this Agreement, except as set forth in ARTICLE XII (Indemnification).

13.8 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of New York, without regard to the conflict of laws principles thereof.

13.9 Consent to Jurisdiction and Service of Process. Buyer and Seller hereby irrevocably submit to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute brought by Buyer or Seller in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the transaction documents), and hereby irrevocably waive, and agree not to assert in any suit, action or proceeding brought by the company or the purchaser, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or international overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

13.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

13.11 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such a determination, Buyer and Seller shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

13.12 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Counterparts may be executed either in original, facsimile or digital transmission form, and the parties adopt any signatures received by a receiving facsimile machine or computer as original signatures of the parties. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

NORDIC AMERICAN TANKERS LIMITED

By:	/s/ Turid M. Sørensen
Name:	Turid M. Sørensen
Title:	EVP & CFO

BURMA SHIPPING & INVESTMENTS AS

By:	/s/ Herbjørn Hansson
Name:	Herbjørn Hansson
Title:	Chairman

/s/ Paul J. Hopkins
Sir David Gibbons	Andreas Ove Ugland	Paul J. Hopkins

Richard H.K. Victor	Jim Kelly

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

NORDIC AMERICAN TANKERS LIMITED

By:
Name:	Turid M. Sørensen
Title:	EVP & CFO

BURMA SHIPPING & INVESTMENTS AS

By:
Name:	Herbjørn Hansson
Title:	Chairman

/s/ Sir David Gibbons
Sir David Gibbons	Andreas Ove Ugland	Paul J. Hopkins

Richard H.K. Victor	Jim Kelly

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

NORDIC AMERICAN TANKERS LIMITED

By:
Name:	Turid M. Sørensen
Title:	EVP & CFO

BURMA SHIPPING & INVESTMENTS AS

By:
Name:	Herbjørn Hansson
Title:	Chairman

/s/ Andreas Ove Ugland
Sir David Gibbons	Andreas Ove Ugland	Paul J. Hopkins

/s/ Richard H.K. Victor
Richard H.K. Victor	Jim Kelly

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

NORDIC AMERICAN TANKERS LIMITED

By:
Name:	Turid M. Sørensen
Title:	EVP & CFO

BURMA SHIPPING & INVESTMENTS AS

By:
Name:	Herbjørn Hansson
Title:	Chairman

Sir David Gibbons	Andreas Ove Ugland	Paul J. Hopkins

/s/ Jim Kelly
Richard H.K. Victor	Jim Kelly